Exhibit 99.1

Vigil Neuroscience Appoints David Gray, Ph.D., as Chief Scientific Officer and Announces Changes to Executive Team

– Dr. David Gray brings nearly 20 years of preclinical and clinical research and drug development expertise in neurological diseases –

– Dr. Spyros Papapetropoulos to depart Vigil to pursue a Chief Executive Officer opportunity—

CAMBRIDGE, Mass., December 15, 2022 (GLOBE NEWSWIRE) — Vigil Neuroscience, Inc. (Nasdaq: VIGL), a clinical-stage biotechnology company committed to harnessing the power of microglia for the treatment of neurodegenerative diseases, today announced that David Gray, Ph.D., will join the Company as Chief Scientific Officer, effective February 27, 2023. Vigil also announced that Spyros Papapetropoulos, M.D., Ph.D., Chief Medical Officer of Vigil, will leave the Company on January 4, 2023, to pursue a Chief Executive Officer opportunity, but will join Vigil’s Scientific Advisory Board.

“We are excited to announce the appointment of Dr. Gray to our executive team,” said Ivana Magovčević-Liebisch, Ph.D., J.D., President and Chief Executive Officer of Vigil. “Given his extensive background in neurological drug development, including Alzheimer’s disease, Dr. Gray will be instrumental in leading the advancement of our first-in-class small molecule program through IND and into clinical trials, evaluating VGL101 preclinically in other leukodystrophies, and expanding our pipeline of microglia-focused therapies. We look forward to welcoming him to the team in February.”

Dr. Gray joins Vigil from Inscopix, Inc., where he led the development of its first therapeutic research programs as Chief Scientific Officer. Prior to Inscopix, he was Vice President of Chemistry at Cerevel Therapeutics Holdings, Inc., where he led the development of late-stage clinical programs for Parkinson’s disease (PD) and Alzheimer’s disease (AD) and was responsible for advancing early-stage programs. Before that, Dr. Gray held several roles during his 16 years at Pfizer Inc., including Senior Director, Neuroscience Biology, leading preclinical research teams and progressing programs from discovery to clinical studies in multiple neuroscience-related diseases, including PD, AD and schizophrenia. He holds a Ph.D. in Organic Chemistry from The Scripps Research Institute and a B.S. in Chemistry from the University of Minnesota.

“I am thrilled to be joining the Vigil team at this pivotal time in the growth and development of the Company’s exciting TREM2 agonist small molecule program and pipeline of microglia-focused, precision-based therapies for rare and common neurodegenerative diseases,” said Dr. Gray. “Vigil has established that its small molecules have a different mechanism of action and bind to a different location than VGL101, providing potential differentiation from TREM2 antibody therapeutics. I look forward to working with the team to continue to advance the development of the small molecule program as well as future pipeline programs.”

“On behalf of the Vigil team and Board of Directors, I would like to thank Spyros for his significant contributions, including advancing VGL101 from IND-enabling studies into a Phase 2 proof-of-concept trial in ALSP and building strong clinical development and operations teams. We congratulate him on reaching the next phase of his professional journey and look forward to continuing to work with him as a member of our Scientific Advisory Board,” added Ivana Magovčević-Liebisch.

“It has been a pleasure to be a part of Vigil and bring VGL101 into the clinic, including the initiation of the Phase 2 trial evaluating VGL101 in people living with ALSP,” said Spyros Papapetropoulos, M.D., Ph.D. “As a firm believer in the therapeutic potential of TREM2 agonism, I look forward to advising Vigil as a member of the Scientific Advisory Board and believe the strong and experienced team in place positions the Company well to advance its pipeline towards helping improve the lives of those affected by rare and common neurodegenerative diseases.”

About Vigil Neuroscience

Vigil Neuroscience is a clinical-stage biotechnology company focused on developing treatments for both rare and common neurodegenerative diseases by restoring the vigilance of microglia, the sentinel immune cells of the brain. We are utilizing the tools of modern neuroscience drug development across multiple therapeutic modalities in our efforts to develop precision-based therapies to improve the lives of patients and their families. VGL101, our lead candidate, is a fully human monoclonal antibody agonist targeting human triggering receptor expressed on myeloid cells 2 (TREM2) and is in a Phase 2 proof-of-concept trial in patients with adult-onset leukoencephalopathy with axonal spheroids and pigmented glia (ALSP), a rare and fatal neurodegenerative disease. We are also conducting IND-enabling studies with a novel small molecule TREM2 agonist program to treat common neurodegenerative diseases associated with microglial dysfunction, with an initial focus on Alzheimer’s disease (AD) in genetically defined subpopulations.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” of Vigil Neuroscience’s (“Vigil” or the “Company”) that are made pursuant to the safe harbor provisions of the federal securities laws, including, without limitation, express or implied statements regarding: the Company’s strategy, business plans and focus; the progress and timing of the preclinical and clinical development of Vigil’s programs; expectations regarding the development of VGL101 in ALSP and other indications; expectations regarding the development of its small molecule TREM2 agonist program in Alzheimer’s disease (AD); expectations regarding the development of other pipeline candidates; the anticipated contribution of the Company’s executives to its operations, SAB and progress. Forward-looking statements are based on Vigil’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties related to uncertainties inherent in the identification and development of product candidates, including the conduct of research activities and the initiation and completion of preclinical studies and clinical trials; uncertainties as to the availability and timing of results and data from preclinical and clinical studies; the timing of the Company’s ability to submit and obtain regulatory clearance for investigational new drug applications and initiate additional clinical trials; whether results from preclinical studies will be predictive of the results of later preclinical studies and clinical trials; the Company’s ability to initiate and complete its current and expected clinical trials and its ability to work with the FDA to successfully remove the partial clinical hold; whether Vigil’s cash resources will be sufficient to fund its foreseeable and unforeseeable operating expenses and capital expenditure requirements; uncertainties associated with the impact of the COVID-19 pandemic on its business and operations; as well as the risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission (SEC), including Vigil’s IPO registration statement, its Annual Report on Form 10-K for the year ended December 31, 2021, its Quarterly Report on Form 10-Q for the nine months ended September 30, 2022, and in any subsequent filings it may make with the SEC. Forward-looking statements contained in this announcement are made as of this date, and Vigil undertakes no duty to update such information except as required under applicable law. Readers should not rely upon the information on this page as current or accurate after its publication date.

Investor Contact:

Sarah Carmody

scarmody@vigilneuro.com

Media Contact:

Megan McGrath

MacDougall Advisors

mmcgrath@macdougall.bio

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